Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT FOR CHANGE OF CONTROL

This Letter Agreement is made on May 6, 2019 between ILAN HADAR (“Employee”) and Foamix Pharmaceuticals Ltd. (“Foamix”). Reference is made to the employment agreement (the “Employment Agreement”) dated as of September 13, 2017, between Executive and Foamix.

In order to attract and retain the services of senior management, and to assure the present and future continuity, objectivity and dedication of management in the event of any change in control, Employee and Foamix wish to amend the Employment Agreement to incorporate certain payments and benefits on certain terminations of employment in connection with a change of control of Foamix.

In furtherance of this purpose, the Employment Agreement shall be amended by replacing the paragraphs in Section 15 (Termination in Connection with a Change in Control) with the following. (Capitalized terms used herein but not defined shall have the terms ascribed to them in the Employment Agreement.)

Notwithstanding  Section 14 above, if the Employee's employment is terminated by the Company without Cause or by Employee for Good Reason within the six (6) month period before, or the twelve (12) month period after, a Change of Control (a “Qualifying Change of Control Termination”), Employee will be entitled to receive a payment equal to eighteen (18) months of Employee’s then current salary (without any fringe benefits) (“Change of Control Payment”), subject to Employee’s delivery of an executed release to the Company acceptable to the Company in its sole discretion.

Furthermore, notwithstanding the terms of the Foamix equity incentive plan under which the Employee's equity awards are granted or any applicable award agreements, in the event of a Qualifying Change of Control Termination, all of the Employee's outstanding, unvested Foamix employee stock options and unvested restricted stock units (if any) shall become fully vested and any restrictions thereon shall lapse.

For purposes of the above paragraph:

“Cause” means: (1) Employee’s commission of an act of fraud or dishonesty in the course of his employment; (2) Employee’s indictment, conviction or entering of a plea of nolo contendere for a crime constituting a felony; (3) Employee’s negligence or misconduct in connection with his employment; (4) Employee’s failure to substantially perform his duties hereunder; (5) Employee’s breach of any of the restrictive covenants set forth in his Employment Agreement; (6) Employee’s failure to follow the instructions of management after notice of such failure, (7) a material breach of this Letter Agreement by Employee or (8) any other circumstance in which Employee may be terminated for cause by the Company pursuant to Section 3.1 above.

“Good Reason” means: (a) a material reduction in the Employee's salary (other than fringe benefits), (b) a material reduction in the Employee's target annual bonus opportunity; (c) a relocation of the Employee's principal place of employment by more than twenty-five (25) miles; or (d) an adverse change in the Employee's position, including title, reporting relationship(s), authority, duties or responsibilities; all of the above without the Employee’s consent.

“Change of Control” means (a) one person or a group acquires the beneficial ownership of stock of Foamix or any subsidiary of Foamix that results in that person or group owning more than 50% of the total fair market value or total voting power of the stock of Foamix or any of its subsidiaries, (b) a majority of the members of the Board of Directors of Foamix are replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election, or (c) one person or group acquires all or substantially all of the assets of Foamix or any of its subsidiaries. The Change of Control Payment set forth above will be paid in a lump sum within sixty (60) days following the date of termination of employment or sixty (60) days following the Qualifying Change of Control, whichever is the latest.  For the avoidance of doubt, the Change of Control Payment shall not constitute a salary component for any purpose, including for the purpose of calculating any social benefits.

All payments pursuant to this Letter Agreement will be subject to applicable deductions and withholdings as required under applicable law.

Other than as set forth herein, this Letter Agreement shall not otherwise affect the terms and conditions of the Employment Agreement.  In any case of contradiction between the provisions of this Letter Agreement and the Employment Agreement, this Letter Agreement shall prevail. This Letter Agreement shall be governed by the laws of the State of Israel.

Without derogating from any other obligation under the Employment Agreement and under any applicable law, the Employee shall regard the information in this Letter Agreement as confidential information and shall not reveal its contents to anyone except when required by law or for the purpose of obtaining professional legal or tax advice.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date set forth above.

ILAN HADAR

By:          ____________________________________

Name:     ____________________________________

Title:       ____________________________________

FOAMIX PHARMACEUTICALS LTD.

By:          ____________________________________

Name:     ____________________________________

Title:       ____________________________________